Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ TO HOLD ANNUAL MEETING OF STOCKHOLDERS

Beverly Hills, Calif. - May 11, 2015 - Starz (NASDAQ: STRZA, STRZB) will be holding its Annual Meeting of Stockholders on Wednesday, June 10, 2015, at 10:00 AM PT at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048.  The record date for the meeting was 5:00 PM ET on April 13, 2015. At the meeting, Starz may make observations regarding the company's financial performance and outlook.

The meeting will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of
March 31, 2015, STARZ and ENCORE serve a combined 57.5 million subscribers, including 23.7 million at STARZ, and 33.8 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties. Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Courtnee Ulrich
Starz Investor Relations
(720) 875-5420
courtnee.ulrich@starz.com